PRICING SUPPLEMENT NO. 33                   REGISTRATION STATEMENT NO. 333-30928
DATED MAY 25, 2001                              FILED PURSUANT TO RULE 424(B)(2)
(TO PROSPECTUS SUPPLEMENT
DATED MARCH 15, 2000 AND PROSPECTUS
DATED MARCH 6, 2000)

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES", WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Agent:  Credit Suisse First Boston Corporation
Principal Amount:            USD 50MM                    Optional Conversion:         N / A
Price To Public:             100.00%                     Optional Repayment Date:     Non-Call / Life
Underwriting Discount:       N / A
Percentage To Issuer:        100.00%                     Business Day Jurisdiction:   New York

Settlement Date              May 25, 2001                Initial Redemption           N / A
(Original Issue Date):                                   Percentage:

Specified Currency:          US Dollar                   Initial Redemption Date:     N / A

Authorized                   $1,000                      Annual Redemption            N / A
Denomination:                                            Percentage Reduction:
Maturity Date:               November 25, 2002           Book Entry Note or           B / E
                                                         Certificated Note:
Interest Rate:               Fed Funds Open Same
                             Day
Index                        Fed Funds Open Same
                             Day
Spread to Index              +30 basis points

First Coupon:                TBD
Interest Payment Date:       Quarterly, payable the      Total Amount of OID:         N / A
                             25th of each February,
                             May,August and
                             November. Subject to
                             the modified following
                             business day
                             convention.
Interest Determination       Daily - The Fed             Day Count:                   Act/360
Date:                        Funds Open Same Day
                             Shall be the rate set
                             forth on Telerate Page 5

                                                         CUSIP:                       22541FAT3
First Interest Payment
Date:                        August 27, 2001
Settlement:                  DTC#: 355

               --------------------------------------------------
                           CREDIT SUISSE FIRST BOSTON

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                     --------------------------------------

      We are a leading global integrated investment bank serving institutional, corporate, government and individual clients. We provide our clients with a broad range of products and services, including securities underwriting, sales and trading, investment banking, financial advisory services, private equity and related merchant banking investments, investment research, full service brokerage services, correspondent financial services, online interactive brokerage services, and derivative and risk management products.

      We are the product of a recent business combination. On November 3, 2000, Credit Suisse Group ("CSG") acquired Donaldson, Lufkin & Jenrette, Inc. ("DLJ"). CSG is a global financial services company, providing a comprehensive range of insurance, banking and investment banking products in Switzerland and abroad. Credit Suisse First Boston Corporation ("CSFB Corp."), CSG's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit ("CSFB") of Credit Suisse First Boston, a Swiss bank wholly-owned by CSG. CSFB is a leading global investment banking firm, providing financial advisory and capital-raising services, sales and trading, and financial products for users and suppliers of capital around the world.

      All references in the accompanying Prospectus and Prospectus Supplement to Donaldson, Lufkin & Jenrette, Inc. will now mean Credit Suisse First Boston
(USA), Inc.

                           INCORPORATION BY REFERENCE
                           --------------------------

      We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

      o     our Annual Report on Form 10-K for the year ended December 31, 2000;
            and

      o our Current Reports on Form 8-K filed on February 14, 2001 and March 19, 2001.

      You may request a copy of these filings, at no cost, by writing or telephoning CSFB Corp. at the following address:

            Credit Suisse First Boston Corporation
            Eleven Madison Avenue
            New York, NY  10010
            Attn:  Investor Marketing
            Tel:  (212) 325-4713

      We refer you to "Where You Can Find More Information" in the accompanying Prospectus for additional information.

                              PLAN OF DISTRIBUTION
                              --------------------

      CSFB Corp. has been added to the distribution agreement dated March 15, 2000 as additional agent. This Pricing Supplement has been prepared for use by CSFB Corp. in connection with offers and sales of the notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. We have been advised by CSFB Corp. that it currently intends to make a market in the notes; however, it is not obligated to do so. Any such market-making may be discontinued at any time, and there is no assurance as to the liquidity of, or trading market for, the notes. CSFB Corp. may act as principal or agent in such transactions. CSFB Corp. is our affiliate. The offering of the notes is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

CAPITALIZED TERMS NOT DEFINED ABOVE HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.


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